UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

TOWER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	000-25287	35-2051170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 East Berry Street, Fort Wayne, Indiana 46802
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (260) 427-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)
Dr. R.V. Prasad Mantravadi, a director of both Tower Financial Corporation and its subsidiary, Tower Bank, has informed the Company that he is tendering his resignation from both boards of directors, effective January 1, 2009, because of personal and business time constraints.  Dr. Mantravadi was a Class I director, with a term expiring at the annual meeting in 2010.  Dr. Mantravadi has been a member of the Nominating and Corporate Governance Committee of Tower Financial Corporation.

(b)
Effective December 5, 2008, the board of directors of Tower Financial Corporation appointed Richard R. Sawyer as Executive Vice President of the Company.  Mr. Sawyer currently serves as Chief Financial Officer and Secretary for the Company, as well as Tower Bank and Tower Trust Company, both wholly-owned subsidiaries.  Mr. Sawyer’s current duties and compensation remain unchanged.

(d)
Effective December 5, 2008, the Board of Directors of Tower Financial Corporation appointed Robert Taylor, Charles Surack, and Scott Glaze as Class I directors of the Company, with terms expiring in 2010.  Each of these persons has served as a director of Tower Bank, a wholly-owned subsidiary of the Company, since 2007 and will continue to serve in that capacity as well.

Mr. Glaze is the Chairman and Chief Executive Officer of Fort Wayne Metals Research Products Corporation, a leading manufacturer of wire for the medical device industry.

Mr. Surack is the President, founder, and Chief Executive Officer of Sweetwater Sound, Inc., a worldwide leader in the music technology industry.

Mr. Taylor is the President and Chief Executive Officer of Do It Best Corp., an international member owned hardware, lumber and building materials cooperative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 10, 2008

TOWER FINANCIAL CORPORATION

By:	/s/ Michael D. Cahill
Michael D. Cahill, President, and Chief Executive Officer